Press release

RBC Bearings Incorporated Announces Fiscal 2013 Second Quarter Results

Oxford, CT – November 2, 2012 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2013.

Second Quarter Highlights

	Fiscal 2013		Fiscal 2012	Change
($ in millions)	GAAP	Adjusted (1)	GAAP	GAAP	Adjusted (1)
Net sales	$100.4		$97.8	2.7%
Gross margin	$37.5		$34.0	10.4%
Gross margin %	37.4%		34.8%
Operating income	$21.2		$18.4	15.4%
Operating income %	21.1%		18.8%
Net income	$16.5	$13.7	$11.6	42.3%	17.8%
Diluted EPS	$0.73	$0.60	$0.52	40.4%	15.4%

(1) Results exclude items in reconciliation below.

Six Month Highlights

	Fiscal 2013		Fiscal 2012	Change
($ in millions)	GAAP	Adjusted (1)	GAAP	GAAP	Adjusted (1)
Net sales	$203.7		$191.1	6.6%
Gross margin	$76.0		$65.8	15.5%
Gross margin %	37.3%		34.4%
Operating income	$43.2		$35.4	22.1%
Operating income %	21.2%		18.5%
Net income	$33.7	$27.6	$22.3	50.9%	23.7%
Diluted EPS	$1.49	$1.22	$1.00	49.0%	22.0%

(1) Results exclude items in reconciliation below.

“We are pleased with the strong execution shown in our second quarter,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Sales volume of aircraft products continue to expand as expected and industrial product volumes, although not as strong as last year, continued to do well in this environment.”

Second Quarter Results

Net sales for the second quarter of fiscal 2013 were $100.4 million, an increase of 2.7% from $97.8 million in the second quarter of fiscal 2012. The increase in net sales was mainly the result of a 13.8% increase in aerospace and defense driven by commercial aircraft build rates and the aerospace aftermarket offset by a 6.9% decline in industrial sales driven by slowing activity in mining, oil, and gas and general industrial markets. Gross margin for the second quarter was $37.5 million compared to $34.0 million for the same period last year. Gross margin as a percentage of net sales was 37.4% in the second quarter of fiscal 2013 compared to 34.8% for the same period last year.

SG&A for the second quarter of fiscal 2013 was $15.8 million, an increase of $0.5 million over the same period last year. As a percentage of net sales, SG&A was 15.7% for the second quarter of fiscal 2013 compared to 15.6% for the same period last year.

Other operating expenses for the second quarter of fiscal 2013 totaled $0.6 million, an increase of $0.2 million, compared to $0.4 million for the same period last year. For the second quarter of fiscal 2013 other operating expenses consisted of $0.4 million of amortization of intangibles and $0.2 million in costs associated with moving facilities. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles.

Operating income for the second quarter of fiscal 2013 was $21.2 million, an increase of 15.4% compared to operating income of $18.4 million for the same period last year. As a percentage of net sales, operating income was 21.1% compared to 18.8% for the same period last year.

Interest expense, net for the second quarter of fiscal 2013 was $0.2 million compared to $0.2 million for the same period last year.

Other non-operating expense was $0.1 million for the second quarter of fiscal 2013 compared to other non-operating expense of $0.3 million for the same period last year.

Income tax expense for the second quarter of fiscal 2013 was $4.4 million compared to $6.2 million for the same period last year. Our effective income tax rate for the second quarter of fiscal 2013 was 21.1% compared to 35.0% for the same period last year. The effective income tax rate for the second quarter of fiscal 2013 includes a $2.8 million benefit due to the reversal of unrecognized tax benefits associated with the conclusion of state and federal income tax audits. The effective income tax rate without these discrete items would have been 34.7% for the second quarter of fiscal 2013.

Net income for the second quarter of fiscal 2013 increased 42.3% to $16.5 million compared to $11.6 million for the same period last year. Excluding the after tax impact of the discrete tax benefit, net income would have been $13.7 million for the second quarter of fiscal 2013, an increase of 17.8% compared to $11.6 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2013 increased 40.4% to 73 cents per share compared to 52 cents per share for the same period last year. Excluding the after tax impact of the discrete tax benefit, diluted EPS for the second quarter of fiscal 2013 would have been 60 cents per share compared to 52 cents per share for the same period last year, an increase of 15.4%.

Backlog, as of September 29, 2012, was $216.1 million compared to $216.2 million as of October 1, 2011.

Subsequent Event

In October 2012, the Company’s Swiss subsidiary, Schaublin SA purchased the land and building, which it currently occupies and had been leasing, for CHF 14.1 million (approximately $15.0 million). Schaublin SA obtained a 20 year fixed rate mortgage for CHF 9.3 million (approximately $9.9 million) at an interest rate of 2.9%. The balance of the purchase price of CHF 4.8 million (approximately $5.1 million) was paid from cash on hand.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-831-6291 (international callers dial 617-213-8860) and enter conference ID # 23231794. An audio replay of the call will be available from 1:00 p.m. ET on Friday, November 2nd until 11:59 p.m. ET on Friday, November 9th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 21744648. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ingoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,175 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net sales	$100,375	$97,751	$203,709	$191,084
Cost of sales	62,845	63,767	127,736	125,304
Gross margin	37,530	33,984	75,973	65,780

Operating expenses:
Selling, general and administrative	15,772	15,238	31,869	29,771
Other, net	563	379	915	629
Total operating expenses	16,335	15,617	32,784	30,400

Operating income	21,195	18,367	43,189	35,380

Interest expense, net	183	214	398	686
Other non-operating (income) expense	111	325	(3,190)	521
Income before income taxes	20,901	17,828	45,981	34,173
Provision for income taxes	4,407	6,236	12,323	11,869
Net income	$16,494	$11,592	$33,658	$22,304

Net income per common share:
Basic	$0.74	$0.53	$1.52	$1.02
Diluted	$0.73	$0.52	$1.49	$1.00

Weighted average common shares:
Basic	22,292,147	21,853,898	22,161,209	21,843,826
Diluted	22,714,107	22,297,428	22,655,255	22,303,013

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	September 29,	October 1,	September 29,	October 1,
Adjusted Net Income Per Common Share:	2012	2011	2012	2011

Reported net income	$16,494	$11,592	$33,658	$22,304
CDSOA payment after taxes	-	-	(2,373)	-
Discrete tax benefit	(2,838)	-	(3,700)	-
Adjusted net income	$13,656	$11,592	$27,585	$22,304

Adjusted net income per common share:
Basic	$0.61	$0.53	$1.24	$1.02
Diluted	$0.60	$0.52	$1.22	$1.00

Weighted average common shares:
Basic	22,292,147	21,853,898	22,161,209	21,843,826
Diluted	22,714,107	22,297,428	22,655,255	22,303,013

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 29,	October 1,	September 29,	October 1,
Segment Data, Net External Sales:	2012	2011	2012	2011

Plain bearings segment	$53,272	$49,558	$108,669	$96,706
Roller bearings segment	30,052	29,913	61,449	58,079
Ball bearings segment	9,980	10,881	19,367	20,969
Other segment	7,071	7,399	14,224	15,330
	$100,375	$97,751	$203,709	$191,084

	Three Months Ended		Six Months Ended
	September 29,	October 1,	September 29,	October 1,
Selected Financial Data:	2012	2011	2012	2011

Depreciation and amortization	$3,693	$3,602	$7,376	$7,159

Incentive stock compensation expense	$1,313	$854	$2,440	$1,859

Cash provided by operating activities	$3,171	$5,175	$29,688	$17,160

Capital expenditures	$5,545	$5,460	$11,602	$7,415

Total debt			$940	$1,134

Cash and short-term investments			$100,011	$49,455

Backlog			$216,086	$216,159